Kansas City Life
Insurance Company
Savings and Profit Sharing Plan

Financial Statements

2001

Statement of Net Assets
Available for Plan Benefits...................1

Statement of Changes in Net Assets
Available for Plan Benefits...................2

Notes to Financial Statements..................3-9

Supplemental Schedules

Assets Held For Investment
Purposes at Year End ...........................10

Reportable Transactions.......................11

Report of Independent Auditors

Kansas City Life Insurance Company
Savings and Profit Sharing Plan
Statement of Net Assets Available for Plan Benefits
December 31, 2001 and 2000
 (in thousands)

                                                        2001            2000

Assets:
  Investments, at fair value:
    Participant directed:
      Mutual funds                                     $ 17,397          16,645
      Guaranteed interest contract                        5,132           4,192
      Kansas City Life Insurance Company common stock     2,666           3,859
    Non-participant directed:
      Kansas City Life Insurance Company common stock    26,094          23,166
      Participant loans                                   1,307           1,304

           Total investments                             52,596          49,166

  Cash                                                        6             228
  Employer's contributions receivable                        96           1,080
  Employees' contributions receivable                       128               -

           Net assets available for plan benefits      $ 52,826          50,474

See accompanying notes to financial statements.

Kansas City Life Insurance Company
Savings and Profit Sharing Plan
Statement of Changes in Net Assets Available for Plan Benefits
Years ended December 31, 2001, 2000 and 1999
(in thousands)

                                          2001                                2000                              1999
                            --------------------------------  -------------------------------- --------------------------------
                                            Non-                             Non-                            Non-
                            Participant  participant          Participant participant          Participant participant
                             directed     directed    Total    directed    directed    Total    directed   directed      Total
                            ------------ ----------- -------  ----------------------- -------- ---------   ----------  --------

Additions to net assets
   attributed to:
   Investment income:
    Interest income                $ 96           7     103         $ 370         16      386       402         13         415
    Dividend income                 685         772   1,457         1,491        667    2,158     1,721        713       2,434
    Gain on sale of
     investments                    571         517   1,088           703        218      921       675      2,466       3,141
    Net unrealized appreciation
     (depreciation) in fair
     value of investments        (1,600)        929    (671)       (2,964)      (554)  (3,518)      836     (7,285)     (6,449)
                            ------------ ----------- -------  ----------------------- -------- --------- ---------- -----------

        Net investment
         income (loss)             (248)      2,225   1,977          (400)       347      (53)    3,634     (4,093)       (459)
                            ------------ ----------- -------  ----------------------- -------- --------- ---------- -----------

   Contributions:
    Employees                     2,232           -   2,232         2,146          -    2,146     2,191          -       2,191
    Employer                          -       1,328   1,328             -      2,404    2,404         -      1,379       1,379
                            ------------ ----------- -------  ----------------------- -------- --------- ---------- -----------

        Total contributions      2,232       1,328   3,560         2,146      2,404    4,550     2,191      1,379       3,570
                            ------------ ----------- -------  ----------------------- -------- --------- ---------- -----------

        Total additions         1,984       3,553   5,537         1,746      2,751    4,497     5,825     (2,714)      3,111

Distributions to participants
    and beneficiaries            (1,473)     (1,712) (3,185)       (1,585)    (1,153)  (2,738)   (5,132)    (6,005)    (11,137)

Interfund transfers                  (3)          3       -           (75)        75        -        40        (40)          -
                            ------------ ----------- -------  ----------------------- -------- --------- ---------- -----------

      Net increase (decrease)      508       1,844   2,352            86      1,673    1,759       733     (8,759)     (8,026)

Net assets available for
   plan benefits:
   Beginning of year             24,821      25,653  50,474        24,734     23,981   48,715    24,001     32,740      56,741
                            ------------ ----------- -------  ----------------------- -------- --------- ---------- -----------

   End of year                 $ 25,329      27,497  52,826      $ 24,820     25,654   50,474    24,734     23,981      48,715
                            ============ =========== =======  ======================= ======== ========= ========== ===========

See accompanying notes to financial statements.

Kansas City Life Insurance Company
Savings and Profit Sharing Plan
Notes To Financial Statements

(1) DESCRIPTION OF PLAN

The following description of the Kansas City Life Insurance Company Savings Plan (the Plan) provides only general information. Participants should refer to the Plan Agreement for a more comprehensive description of the Plan’s provisions.

The Kansas City Life Insurance Company Savings and Profit Sharing Plan, is a defined contribution benefit plan sponsored by Kansas City Life Insurance Company (the Company) and is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA). Management believes it is in compliance with such provisions. The Plan is administered by a committee appointed by the Executive Committee of the Company. The Plan has three trustees who are also officers of the Company.

Contributions

Participants may elect to contribute from 1 to 15 percent of their unreduced monthly base salary to the Plan. Contribution percentages can only be changed once in any six-month period. The maximum contribution for any participant who is classified as highly compensated is 6 percent. The maximum contribution for an individual participant was $10,500 in 2001, ($10,500 - 2000 and $10,000 - 1999). Participants are allowed to direct the investment of their accounts among the nine funds offered by the Plan.

The Company matches participant contributions, up to 6 percent of the participant’s salary, using current or accumulated earnings and profits. Matching contributions are made to the Plan as soon as practical after the end of each month. The Company’s contributions are made in common stock of the Company. The Company may also contribute a profit sharing amount of up to 4 percent of salary depending upon the Company’s profit performance.

The Company did not make a profit sharing contribution for 2001. A profit sharing contribution of 4 percent of salary (up to $170,000 per individual) was made for 2000 . No profit sharing contributions was made for 1999.

Eligibility

Each employee who is at least 21 years of age, has completed one year of employment, and has a minimum of 1,000 hours of employment from the date of hire is eligible to participate in the Plan.

Participant Accounts

Each participant’s account is credited with the participant’s contribution and allocations of (a) the Company’s contribution and (b) Plan earnings. Allocations are based on participant earnings or account balances, as defined. Forfeited balances under the Plan are used to reduce the Company’s matching contributions. Forfeited balances were $46,000 for 2001, ($18,000 - 2000 and $52,000 - 1999). Each participant is entitled to the benefit that can be provided from the participant’s vested account.

Payment of Benefits

The Plan allows a participant to withdraw all or a part of the value of his or her account that was contributed prior to January 1, 1988. The value of a participant account attributable to contributions after that date may not be withdrawn except in cases of extreme financial hardship. Hardship withdrawals are subject to the approval of the Administrative Committee, and any such withdrawal will be limited to the amount of actual contributions made to the Plan. Gains associated with the contributions or any of the matching Fund III amounts may not be withdrawn for any reason. On termination of services due to death, disability or retirement a participant may elect to receive either a lump-sum amount equal to the value of the participant’s vested interest in his or her account, or annual installments over a stated period of time not to exceed life expectancy.

Participant Loans

Participants may request a loan from the 401(k) portion of their elective accounts under the terms and conditions established by the Administrative Committee. The amount that may be borrowed is limited in accordance with the Internal Revenue Code Section 72(p). Loans will be made for a period no longer than five years, except for loans used to acquire a primary residence, which may not exceed ten years. The loans are secured by the balance in the participant’s accounts and bear interest at current market rates. Principal and interest is paid ratably through payroll deductions.

Vesting

Company contributions vest to the participant 30 percent after three years of employment, 40 percent after four years and an additional 20 percent each year thereafter until the participant is fully vested in Company contributions after seven years. Non-vested balances of terminated participants are used to reduce the Company’s contributions.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements of the Plan have been prepared on the accrual basis of accounting. Certain reclassifications have been made to prior year results to conform with the current year’s presentation.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Valuation of Investments and Income Recognition

The investments of the Plan in Funds I and V through X are reported at fair value based upon the net asset value of the mutual fund shares held. The investments in Funds II and III are reported at fair value based upon December’s average bid price. Investments in Fund IV are reported at the contract value as stated in the guaranteed interest contract, which approximates fair value (see Note 5). The cost of investments sold is determined on the average cost basis. Participant loans are valued at cost, which approximates fair value. Purchases and sales or securities are recorded on the trade date. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date.

Expenses

With the exception of mutual fund administrative fees, costs associated with the administration of the Plan are borne by the Company.

Payments of Benefits

Benefits are recorded when paid.

(3) INVESTMENT OPTIONS

Upon enrollment in the Plan, a participant may direct employee contributions in 1 percent increments and can redirect the investment mix or transfer balances between funds on a monthly basis in any of the following investment options:

Fund I	American Century Growth Stock Fund – This fund invests mostly in larger domestic companies that are growing at an accelerating pace.
Funds II and III	Kansas City Life Insurance Company Common Stock – The Company is a Missouri domiciled life insurance company and is the Plan sponsor. Employer matching contributions (which represent non-participant directed investments) are invested in Fund III. Employee contributions may be invested in Fund II at the direction of the employee.
Funds IV	MetLife Managed Guaranteed Interest Contract – MetLife guarantees both principal and a rate of interest. Refer to Note 5.
Funds V	Vanguard Bond Index Fund – Investment grade bonds are the primary investments for this fund. The objective of the fund is to duplicate the investment performance of the Lehman Aggregate Bond Index.
Funds VI	Templeton Foreign Fund – This fund seeks long-term capital growth by investing in stocks and bonds of foreign companies and governments.
Funds VII	Vanguard Balanced Index Fund – This fund’s assets are divided between stocks and bonds, with an average of 60 percent of the assets in stocks and 40 percent in bonds. The stock segment attempts to match the performance of the Wilshire 5000 Index. The bond segment attempts to match the performance of the Lehman Brothers Aggregate Bond Index.
Funds VIII	Fidelity Value Fund – This fund seeks capital appreciation by investing in domestic and foreign companies which possess valuable fixed assets or are undervalued relative to earnings or growth potential.
Funds IX	Vanguard Index Trust-Extended Market Fund – The fund’s objective is to match the performance of the Wilshire 4500, a broadly diversified index of medium and small domestic companies.
Funds X	Vanguard 500 Index Fund – The fund’s objective is to match the performance of the S&P 500 Index, consisting of medium to large capitalization stocks.

(4) INVESTMENTS

The fair value of individual investments that represent 5 percent or more of the Plan's participating employees' net assets available for plan benefits follow.

   Participant Directed Investments                                2001        2000       1999
                                                                   ----        ----       ----
                                                                            (in thousands)
American Century Growth Stock Fund,
     284,404 shares (258,145 shares -2000, 215,871 shares-1999)     $5,552      6,195      6,968
Kansas City Life Insurance Company common stock,
     74,638 shares (114,392 shares-2000, 92,329 shares-1999)         2,666      3,859      3,175
MetLife Managed Guaranteed Interest Contract                         5,108      4,192      3,850
Fidelity Value Fund,
     84,493 shares (76,160 shares-2000, 76,941 shares-1999)          4,352      3,530      3,371

Non-Participant Directed Investments

Kansas City Life Insurance Company common stock,
     730,556 shares (686,774 shares-2000, 661,366 shares-1999)     $26,094     23,166     22,744

The fair value of the Plan's investments has changed as follows.

                                    Net                             Net                             Net
                               Appreciation                    Appreciation                     Appreciation
                              (Depreciation)                  (Depreciation)                   (Depreciation)
              Fair Value       In Fair Value    Fair Value     In Fair Value    Fair Value     In Fair Value
              ----------       -------------    ----------     -------------    ----------     -------------
                                                       (in thousands)
                           2001                            2000                             1999
                           ----                            ----                             ----
Fund I             $5,552        (1,143)            6,195        (1,852)            6,968          1,066
Fund II             2,666           310             3,859           274             3,175           (671)
Fund III           26,094         1,446            23,166          (336)           22,744         (4,819)
Fund IV             5,108             -             4,192             -             3,850              -
Fund V              1,141            19             1,008            36               757            (55)
Fund VI             2,382          (278)            2,620          (231)            3,231            845
Fund VII            1,513           (95)            1,433           (77)            1,258            108
Fund VIII           4,352           392             3,530           197             3,371           (139)
Fund IX             2,169          (237)            1,859          (608)            2,119            357
Fund X                289             3                -              -                -               -
                  -------     ----------      -----------   ------------      -----------    ------------
Total             $51,266           417            47,862        (2,597)           47,473         (3,308)
                   ======           ===            ======        =======           ======         =======

(5) GUARANTEED INTEREST CONTRACT

In 1993, the Plan entered into a benefit-responsive guaranteed interest contract with MetLife Insurance Company (MetLife). MetLife maintains the contributions in a general account. The account is credited with earnings on the underlying investments and charged for participant withdrawals and administrative expenses. The contract is included in the financial statements at contract value as reported to the Plan from MetLife. Contract value represents contributions made under the contract plus earnings and less participant withdrawal and administrative expenses. Participants may ordinarily direct the withdrawal or transfer of all or a portion of their investment at contract value. There are no reserves against contract value for credit risk of the contract issuer or otherwise. The average yield and crediting interest rates were approximately 6 percent for 2001, 2000 and 1999. The crediting interest rate is based upon an agreed-upon formula with the issuer, but cannot be less than zero. Such interest rates are reviewed on a quarterly basis for resetting purposes.

(6) TAX STATUS

The Internal Revenue Service has issued a determination letter dated January 20, 2000 that, in form, the Plan and Trust forming a part thereof, meet the requirements of the Internal Revenue Code Section 401(a) as a qualified plan and trust. On December 28, 2001, the company filed an application with the Internal Revenue Service for another such determination letter. If the Plan qualifies in operation, the Trust’s earnings will be exempt from taxation, the Company’s contributions will be deductible, and each participant will incur no current tax liability on either the Company’s contributions or any earnings of the trust credited to the participant’s account prior to the time that such contributions or earnings are withdrawn or made available to the participant. At the time a distribution occurs, whether because of retirement, termination, death, disability or voluntary withdrawal of funds, any amounts distributed comprised of Company contributions, employee pretax contributions, and earnings on contributions of the Company or the participant shall be taxed to the participant at the tax rate then in effect. The Plan administrator believes the Plan is being operated in compliance with the applicable requirements of the Internal Revenue Code and, therefore, believes that the Plan is qualified and the related trust is tax-exempt.

(7) PLAN TERMINATION

Although the Company has not expressed any intent to terminate the Plan, it may do so at any time by adoption of a written resolution by the Company’s Board of Directors or the Executive Committee of the Board of Directors. Upon termination of the Plan, participants’ accounts would become fully vested and non-forfeitable and distributions would be made as promptly as possible.

(8) RECONCILIATION OF FINANCIAL STATEMENTS TO FORM 5500

The following reconciles net assets available for plan benefits per the financial statements to the Form 5500:

                                                        December 31
                                                         2001              2000
                                                               (in thousands)
         Net assets available for benefits per
               the financial statements                $52,826             50,224
         Amounts allocated to withdrawing
               participants                               (741)                 -
         Net assets available for benefits per
               the Form 5500                           $52,085             50,224

The following is a reconciliation of benefits paid to participants per the financial statements for the year ended December 31, 2001 to the Form 5500:

        Benefits paid to participants
               per the financial statements              $3,185
         Add: Amounts allocated to withdrawing
               participants at December 31, 2001            741
         Less: Amounts allocated to withdrawing
              participants at December 31, 2000               -
         Benefits paid to participants per
               Form 5500                                 $3,926

Amounts allocated to withdrawing participants are recorded on the Form 5500.

Kansas City Life Insurance Company
Savings and Profit Sharing Plan
Assets Held for Investment Purposes at Year End
 December 31, 2001
(in thousands, except shares)

                                                Number of
                                                Shares or
         Description of Investment              Par Value       Cost     Fair Value

 Participant directed investments:

 Mutual funds:
 American Century Growth Stock Fund           284,404 shares   $ 6,292      5,552
 Kansas City Life Insurance Company *         74,638 shares      1,839      2,666
 Vanguard Bond Index Fund                     112,481 shares     1,116      1,140
 Templeton Foreign Fund                       257,461 shares     2,360      2,382
 Vanguard Balanced Index Fund                 84,723 shares      1,431      1,513
 Fidelity Value Fund                          84,493 shares      3,924      4,352
 Vanguard Index Trust-Extended Market Fund    93,931 shares      2,549      2,169
 Vanguard 500 Index Fund                      2,726 shares         285        289
     Total mutual funds                                         19,796     20,063

 Guaranteed interest contract:
 MetLife Managed Guaranteed Interest Contract $5,132 par value   5,132      5,132

      Total participant directed investments                  $ 24,928     25,195

 Non-participant directed investments:

 Common stock:
 Kansas City Life Insurance Company *         730,556 shares  $ 15,979     26,094

 Loans:
 Loans to participants (interest rates range from
   6.5 percent to 10.0 percent due January 2001 to
   February 2011)                                                1,307      1,307

      Total non-participant directed investments              $ 17,286     27,401

* Party-in-interest to the Plan.

See accompanying independent auditor's report.

Kansas City Life Insurance Company
Savings and Profit Sharing Plan
Reportable Transactions
Year ended December 31, 2001
(in thousands, except shares)

Party Involved and
Description of Asset Transactions  Shares    Cost   Consideration   Net Gain
-------------------- -----------   -------   ----   -------------   --------

Category (iii)-series of securities transactions in excess of 5 percent of plan assets:

Kansas City Life
  Common stock*      13 purchases   74,161  $2,642          -           -

There were no category (i), (ii) or (iv) reportable transactions during 2001.

* Party-in-interest to the Plan.

See accompanying independent auditor’s report.

Independent Auditors’ Report

Board of Directors
Kansas City Life Insurance Company:

We have audited the statements of net assets available for plan benefits of Kansas City Life Insurance Company Savings and Profit Sharing Plan (Plan) as of December 31, 2001 and 2000, and the related statement of changes in net assets available for benefits for the years then ended and the supplemental schedule of assets held for investment purposes at year end for the years ended December 31, 2001 and 2000. These financial statements and supplemental schedule are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial status of the Plan as of December 31, 2001 and 2000, and the changes in its financial status for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule of assets held for investment purposes at year end is not a required part of the basic financial statements, but is supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The supplemental schedule is the responsibility of the Plan’s management. The supplemental schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, are fairly stated in all material respects in relation to the basic financial statements taken as a whole.

/s/KPMG LLP
February 26, 2002
Omaha, Nebraska

Report of Independent Auditors

The Board of Trustees
Kansas City Life Insurance Company
    Savings and Profit Sharing Plan

We have audited the accompanying statement of changes in net assets available for plan benefits of the Kansas City Life Insurance Company Savings and Profit Sharing Plan (the Plan) for the year ended December 31, 1999. This financial statement is the responsibility of the Plan’s management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statement referred to above presents fairly, in all material respects, the changes in net assets available for plan benefits of the Plan for the year ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.

Ernst & Young LLP

Kansas City, Missouri
February 18, 2000